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                                                                    Exhibit 99.2

FINAL
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YE02 CONFERENCE CALL SCRIPT
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INTRODUCTION
Thank you, operator.

Good morning and welcome to the conference call to review ResCare's results for the fourth quarter and year ended December 31, 2002.

I am here with Bryan Shaul, our Chief Financial Officer. We provided notice of this call in a public news release, and we welcome those joining us through the simulcast Web transmission.

Our fourth quarter and year-end earnings release has been distributed to the financial media and is posted on our web site, www.rescare.com.

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Please remember that from time to time we make forward-looking statements in our public disclosures; including statements relating to revenues that might be expected from new or acquired programs and facilities, other statements regarding development and acquisition activities, statements regarding reimbursement under federal and state programs, statements regarding compliance with debt covenants and other risk factors and statements regarding various trends favoring downsizing, deinstitutionalization and privatization of government programs.

In our filings under the federal securities laws, including our annual, periodic and current reports, we identify important factors that could cause ResCare's results to differ materially from those contained in such forward-looking statements. We urge you to refer to such disclosures. We also would note that the information being provided today is as of this date only and that ResCare does not assume any responsibility to update those forward-looking comments.

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As a company, we have accomplished more this year than perhaps any other year in our corporate existence. And yet, that effort is not reflected in outstanding financial performance. We have had our share of success, but a challenging economic environment has tempered those accomplishments.

We believe through perseverance and endurance we have maintained our vital franchise, and we will ultimately fulfill shareholders' expectations in an economic upturn that historical precedent says will occur.

Here is what we know. The services we provide are absolutely essential.

It's not like elective surgery where treatment is optional - you can't delay or avoid serving these fragile populations.

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ResCare now serves more than 32,000 people with special needs. Given those expanding numbers, we are obviously offering value to the states where we have services and giving a consistently high quality of services to the people we support.

We are the largest provider in our industry, which enables us to develop quality control systems, management tools and measurable results that others simply can not. And all these services are backed up by 29,000 employees, for whom this is more than just a job, it is a noble mission. Ultimately, we will be adequately compensated for the good work we do.

I believe these strengths have been absolutely instrumental in helping us manage through what is becoming for most companies the most difficult period in their histories.

Now, let's talk about the fourth quarter. We are reporting $0.13 in earnings per share, excluding the specified

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items mentioned in our press release. Please note, these items do not trigger any bank issues -- we are in full compliance with our debt covenants.

Revenues increased to $233.8 million, up from $226.2 million in the year earlier period. Regardless of the economic pressures, we continue to grow revenues quarter after quarter. In difficult times, we have seen opportunities and have acted on them--opportunities to serve more people and deliver more services.

In 2004, we expect to generate over $1 billion in revenues, a historic milestone for our company.

In terms of absolute dollars, that is, of course, a noteworthy achievement, but even more important, to us, it represents more people served and more lives improved.

In addition to profitability and strong revenue growth, I'm also very pleased with our record collections in the fourth

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quarter of 2002. Originally, we had projected that we would achieve cash flow from operations of $25 to $30 million for the year. We exceeded that. Thanks to our accounts receivable system coupled with our people in operations, we achieved $36 million for the full year. I am also pleased to report that we had $72 million in the bank as of December 31, 2002 and availability under our credit facilities of approximately $40 million.

Let me briefly address an issue that concerns us and, rightfully, concerns you: state budgetary pressures. It's not pretty out there.

You hear the same news we hear. Many states have budget crises and, unfortunately, services have to be cut. We're not immune, despite the fact that the federal government provides matching money for state Medicaid dollars spent.

However, our people have done an amazing job of educating and communicating with the states. We are helping them understand that no one does it any better,

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or more cost-effectively than ResCare. And, our message is gaining traction. Given what we know now, we budgeted a rate decrease in 2003 of approximately one-half of one percent in the aggregate.

But just holding the line has never been acceptable to ResCare. A good defense must also have a great offense. And, we do. We, along with our provider associations, are meeting with states to show them there are better ways to deliver services more cost effectively, without making arbitrary cuts in Medicaid funding.

One example is the large state institutions. It is indisputable, that state institutions serving our populations are too inefficient and expensive. Some states are closing antiquated institutions and transferring people to community-based services realizing savings and providing a better quality of life for the individuals. ResCare is uniquely positioned to assist states in these program conversions and to provide community-based services to the individuals after they leave the institutions.

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Helping us toward this goal is an awareness of the issue in Washington, D. C. In fact, President Bush is proposing $1.75 billion in his budget to transition persons from high-cost institutions to more efficient community-based homes. The cost savings would be significant for states if they took advantage of these incentives. For example, if such an institution-closing initiative were undertaken in California, the state could save almost $375 million annually.

On another front, we continue to make meaningful progress relating to our role in the National Advocacy Campaign. The goal of the Campaign, sponsored by ResCare and other providers, is to increase public awareness and give national exposure to the plight of the workers who provide services to people with disabilities and to secure better wages and benefits for them.

In September, we participated in a government affairs conference presented by our national providers

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association. Two powerful members of Congress sponsored a resolution in the
U.S. House of Representatives calling for recognition of direct support professionals. In addition, the Secretary of Labor, Elaine Chao, designated direct support professionals as a recognized career within the Department of Labor.


As an example of continued progress in this area, we expect a similar resolution from the U.S. Senate. A number of states are also considering resolutions recognizing the contributions made by these workers. We are pleased to be a part of the effort that gives recognition to our employees, who certainly deserve credit for the outstanding work they do.

Let's now turn our attention to another area that is of particular concern to the investment community, and I assure you, it has our attention as well.

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You have expressed concern about the "overhang" relating to our $91 million in convertible notes due in December 2004.

Let me say I understand your concern. That said, I believe we are very well positioned financially to deal with this issue.

First, consider our strong cash flow of $36 million for 2002.

Second, we had available cash on hand at year-end of $72 million. Third, we expect to generate cash flow from operations in 2003 of $35 million to $40 million. Clearly, our financial condition is sound and growing stronger.

Even so, we recognize the value of resolving this issue earlier than the due date. In that regard, we are proactively evaluating a number of alternative strategies.

So, what does the future hold? We believe we can deliver improving performance in 2003, despite the

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economic environment and continuing state budget issues. Operationally,
December 2002 was a strong month and January 2003 continued that momentum. We still have a 97% occupancy rate and waiting lists in most states.

In addition, the improvements we have made are becoming more effective, and our systems have begun to generate the expected benefits and meaningful cost savings.

These systems include:
o A Human Resource Information System, which link all 29,000 employees into the same database;
o An accounts receivable system which provides accounts receivable billing and collection functions from one system;
o A Time and Attendance System, which provides real time management reports; and
o And our Best in Class quality assurance system, which is without equal.

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Our confidence is also driven by the strong margin performance generated by our periodic in-home services and our successful integration of ARBOR Education & Training in January 2003.

In addition, we added 164 new homes in 2002 and expect to do the same in 2003 along with the opportunity to assume the operations of a number of smaller providers unable to continue under these challenging economic conditions.

We are definitely excited about 2003, and our confidence is supported by the strength of our projections. For 2003, we expect revenues in the range of $965 million to $985 million and earnings per share in the range of $0.50 to $0.55.

Before turning the call over to Bryan, let me sum up where we've been and where we're going. We've had a challenging 2002, but we persevered and delivered revenue growth and profitability. In 2003, we see the


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chance for significant improvement. Driving that improvement will be:
o Number one--our leading market position;
o Two--ResCare's unique and valuable franchise;
o Three--our stable and recurring revenues;
o Four--our established relationships with government agencies;
o And Five--an experienced and dedicated management team.

In addition, we have the systems, the dedicated support personnel and the capital to search for the positives hidden in the negative and to create value where others never thought to look. Clearly, improving lives is worth the extra effort.

Now, I would like to turn the call over to Bryan.

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FINANCIAL REVIEW (BRYAN)

Thank you, Ron.

Consolidated quarter-to-quarter revenue increased for the 44th consecutive quarter to $233.8 million, up 3.4% from the prior year. The increase in consolidated revenue from the prior year was generated primarily by a $4.2 million increase in our Division for Persons with Disabilities revenues, and a $4.4 million increase in revenues in our Division for Training Services offset by a $1 million decline in revenues in our Division for Youth Services.

Income for the quarter totaled 13 cents per share, up from 11 cents per share for the year-earlier period, excluding specified items. Effective January 1, 2002, we adopted Statement of Financial Accounting Standards

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Number 142, which changes the accounting for goodwill and we are no longer amortizing goodwill. The year-earlier quarter includes pretax goodwill amortization of $2.0 million, or 7 cents per share, net of tax.

The items in the fourth quarter of 2002 included $14.8 million related to uncollected accounts receivable from services provided from 2000 and prior dates of service. No reserve for these accounts was provided as part of the charge in 2001 because at the time we fully expected being able to collect these accounts.

We were confident that substantially all of the remaining outstanding balances were valid receivables arising from documented services performed in 2000 and prior.

Generally, neither eligibility nor rates were in dispute.
During 2002 we reconfirmed the validity of the amounts outstanding. Indeed, during 2002, we collected almost $5 million of the 2000 and prior balances outstanding.
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However, the plight of state budgets has put additional pressure on opportunities for collections, and we think it is prudent to write-off these accounts at this time.
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Also included as a specified item in the fourth quarter is $1 million associated with a regulatory investigation and closure of certain units that are part of a non-core operation in Texas. The mental health operation is managed by its founders under a management contract and represents less than 1% of the total revenues of the Disabilities Services division. The charge includes amounts necessary to close the operations in two of the five counties and for legal fees incurred to respond to the inquiries.

Our banks have signed off on these items and there are no debt covenant issues. Including the items, the loss per share was 29 cents for the fourth quarter 2002, compared to a loss of 44 cents per share in 2001.

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Now, as we look at our results by division, we will exclude these specified items. The Division for Persons with Disabilities or DPD reported revenues for the fourth quarter of $180.8 million, up from $176.6 million in the year-earlier quarter.

The 2.4% increase over the prior year quarter was driven by growth in periodic in-home services and the addition of 164 new homes. Periodic in-home services revenues increased from $17.4 million to $18.8 million from the year earlier quarter. The 164 new homes added $4.6 million in revenue during the quarter. Growth in waiver program revenues in Ohio, Indiana, Texas and West Virginia also contributed to the revenue growth for the fourth quarter.

The DPD Division was responsible for segment profit before specified items, of $15.7 million, down from $17.1 million in the year-earlier quarter.

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Segment profit includes depreciation and amortization attributable to the operations. Depreciation and amortization attributable to DPD in the fourth quarter 2002 is $1.9 million versus $2.0 million, after excluding goodwill amortization, for the year earlier period.

The 2002 segment profit was adversely impacted by the situation in Texas and an expected increase in workers compensation costs offset somewhat by our new homes. We continue to see improvements in the fundamentals in our DPD division.

Our time and attendance system is producing the expected 1 to 2% improvement in labor costs.

At this time we have our six geographic regions for the Division for Persons with Disabilities functioning on the new time and attendance system.

Overtime costs have been reduced from the prior year's fourth quarter costs by 7.1%. Temporary labor costs are

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also down by 63% as a result of continued management focus.

One of the division's focuses has been on expenses, but DPD is equally focused on quality of care to the more than 19,000 people we serve. In 2002, ResCare had one of its best quality years to date. Many of our operations are measured by state agencies as complying with more than 400 standards of quality.

It is remarkable for any operation to pass without one standard being cited. We're proud to say that more than 50% of the ResCare operations surveyed in 2002 scored 100% compliance with all standards.

We're pretty excited about that because it shows the continuous improvement of our systems. And we plan to do even better this year.

In our Division for Youth Services, revenues for the quarter decreased 6.7% from the year-earlier quarter to $13.8 million.

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Segment profit before specified items from this division was $800,000 essentially the same as in the year earlier period. Depreciation and amortization attributable to the fourth quarter 2002 is $300,000 versus $300,000, after excluding goodwill amortization, for the year earlier period.

We continue to struggle with the margins in this division because states are reducing the number of slots available for the various youth programs.

In certain cases we have been able to offset the census reductions with service delivery modifications.

In addition, we are seeing positive results from the restructuring of our regional processes and streamlining individual operations and expect continued improvement in 2003.

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In our Division for Training Services, revenues for the quarter increased 12.6%
over the year-earlier quarter to $39.2 million.

Segment profit before specified items from this division was $3.9 million, up from $3.6 million in the year earlier period.

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Now, looking at the overall financial picture of the company, net interest expense for the quarter was $6 million versus $4.9 million in the prior year period primarily due to having a full quarter of interest on the 10 5/8% Senior Notes in the fourth quarter 2002.

EBITDA before specified items for the year ended December 31, 2002 was $55.3 million versus $57.4 million for the prior year.

Consolidated cash flow from operations for the quarter was $20.2 million bringing our year to date total to $36.0 million.


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Days sales outstanding were at 48.3 days as of December 31, 2002--nearly 5 days below prior year end and 9 days lower than the previous quarter due to the cash collections and increased reserves at year end.

Capital expenditures totaled $3.4 million for the quarter.

Total capital expenditures for 2002 were $13.7 million. Maintenance capital expenditures continued at 1% of total revenues with the remainder being utilized for new homes and corporate systems.

I am pleased to report that we exceeded our target for new homes in our DPD Division. Our target was 150 new homes added to our clusters in 2002, and we grew by 164 new homes. The homes increased revenues by approximately $11.4 million for the year with an annual run rate of almost $20 million.


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While the average census per home is lower than expected, the contribution margin has been somewhat higher than anticipated. As Ron mentioned, we expect to add another 163 homes in 2003. Approximately, 60 of these homes will be related to downsizing existing larger facilities.

Notwithstanding, we would expect the revenue from these new homes to be in the same neighborhood of $20 million at the end of 2003.

Looking to the future and confirming in more detail what Ron said, our guidance for 2003 will be in the range of 50 cents to 55 cents per diluted share.

Revenues for 2003 should be in the range of $965 million to $985 million. Segment profit from the operating units should be in the range of $82 million to $85 million. Net income for the year should be in the range of $12 million to $14 million.

EBITDA for the year 2003 should be in the range of $56 million to $59 million. As a result EBITDAR for the year

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would be expected to be in the range of $91 million to $94 million.

With that we are finished with our prepared remarks, operator now please open the call to questions.

[Q & A]





CLOSING [RON]
Thank you for participating in the call today. We appreciate your time and interest. We hope that our message is clear:
o First, we believe we're undervalued. NOT EVERYONE UNDERSTANDS WHAT WE DO AND HOW WELL WE DO IT.
o Second, in the past, we have proven our ability to grow during an adverse economy. WE ARE PROVING IT AGAIN.

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o Third, we have developed unique sets of skills during a variety of economic conditions. WE'RE USING THOSE SAME SKILLS RIGHT NOW.
o Fourth, there will be incremental gains as the economy improves. IT HAS HAPPENED BEFORE, IT WILL HAPPEN AGAIN.
o Fifth, our systems and infrastructure give us a competitive advantage. WE'VE ALREADY MADE THE INVESTMENT. NO ONE ELSE CAN, AND, EVEN IF THEY COULD, WE HAVE A HUGE HEAD START.

But, what gives me the greatest confidence in the future and adds to my excitement for 2003 is our dedicated employees for whom all things are possible.

Their hard work and loyalty are the cornerstone of our success, and we are indebted to them. ResCare has a vital mission of providing respect and care to a population that we, as a society, have identified as needing support.

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I believe our record clearly shows our success in using our capital to fulfill that role through caring people, well-maintained and safe facilities, and efficient systems. Ours is a challenging, complicated business. To our 29,000 employees, the work they do could not be more important or more demanding. In our business, you really have to love your work and, clearly, we do.

Thanks, again, for spending part of your morning with us. We appreciate it.

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